EXHIBIT F

                 OTHER INFORMATION REGARDING
  ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P.


     Robertson, Stephens & Company, Inc. is the general partner of Robertson, Stephens & Company Investment
Management, L.P.

     G. Randall Hecht is the President and principal executive officer of Robertson, Stephens & Company
Investment Management, L.P.  His business address is 555
California Street, San Francisco, California, 94104.

     Robertson, Stephens & Company Investment Management, L.P. also acts as investment adviser to the following registered investment companies having similar investment objectives and policies to those of the Growth & Income Portfolio and Value + Growth Portfolio. The following table lists the name of each such investment company, its approximate net assets as of June 30, 1997, and the annual advisory fee received by Robertson, Stephens & Company Investment Management, L.P. (as a percentage of average daily net assets).


 FUND                       NET ASSETS     FEE SCHEDULE
 ----                       ----------     ------------

 GROWTH & INCOME PORTFOLIO

 Robertson, Stephens
 Value + Growth Fund        $856 Million   1.00% per year

 American Skandic
 Value + Growth Fund        $51  Million   0.60% per year
 Portfolio

 GROWTH & INCOME PORTFOLIO

 Robertson, Stephens
 Growth & Income Fund       $289 Million   1.00% per year

 Ohio National
 Growth & Income Portfolio  $8.5 Million   0.60% per year

                            F-1
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